Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Fiscal Year 2020 Results

Mitchel Field, NY, July 16, 2020 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues of $41.5 million for fiscal year 2020 ended April 30, 2020, compared to revenues of $49.5 million for fiscal year 2019, ended April 30, 2019. Operating loss for fiscal year 2020 was $10.9 million compared to an operating loss of $2.8 million for fiscal year 2019. Net loss from operations for the fiscal year was $10.0 million or ($1.10) per diluted share compared to a net loss of $2.5 million or ($0.28) per diluted share for fiscal year 2019.

FEI CEO Stan Sloane commented, “Revenues for the year reflect delays in anticipated contract awards that were expected to generate revenue. We now expect that revenue in the current fiscal year. We were also impacted by vendors in our supply chain being unable to deliver materials on time due to COVID-19 impacts in their businesses. The revenue shortfall impacted gross margin, as well as operating loss. Operating loss was further impacted by an increase in depreciation, legal expenses and greater than anticipated costs on contracts involving extensive engineering development, which we discussed previously.

FY2020 was a year of change for FEI. While the financial results are not what we like nor are they what we expect going forward, the year was, nonetheless, a pivotal one for the business. Completing contracts that required ongoing investments in technology development has been a focus and we made significant progress on this front. Despite the delays in new contract award mentioned above, we did see a substantial increase in new business activity, with proposals now submitted for several large programs which I believe will generate increased revenue going forward. In addition to our announcement of an approximately $28.6M contract award on July 1, 2020, we hope to conclude negotiation on another significant contract in the coming weeks. Other bid and proposal activities continue at a robust pace, a very encouraging sign. We also made key leadership changes internally, as well as on our board this year. Consequently, we have closed out a chapter and set the Company on a new course. I am looking forward to the future.”

Fiscal Year 2020 Selected Financial Metrics and Other Items

-	For the year ended April 30, 2020, revenues from satellite payloads were approximately $20.4 million, or 49%, of consolidated revenues compared to $22.8 million, or 46%, for the prior year.

-	Revenues for non-space U.S. Government/DOD customers were $16.9 million, or 41%, of consolidated revenues compared to $22.8 million, or 46%, for the prior year.

-	Revenues from other commercial and industrial sales accounted for approximately $4.2 million, or 10%, of consolidated revenues compared to approximately $3.9 million, or 8%, for fiscal year 2019.

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Total revenue for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, were approximately 82% of consolidated revenues in fiscal year 2020 compared to 89% in fiscal year 2019.

-	Backlog at the end of fiscal year 2020 was $36 million compared to $37 million at the end of the previous fiscal year end.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, July 16, 2020, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call. Subsequent to that, the call can be accessed via a link available on the company’s website through October 16, 2020.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Contact information: Stanton Sloane, President & Chief Executive Officer;

Steven Bernstein, Chief Financial Officer;

Telephone: (516) 794-4500 ext.5000        WEBSITE:     www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Year Ended April 30,
	2020	2019
	(unaudited)	(unaudited)
	(in thousands except per share data)
Revenues	$41,507	$49,509
Cost of revenues	35,721	33,720
Gross profit	5,786	15,789
Selling and Administrative	11,595	12,100
Research and Development	5,077	6,506
Loss from operations	(10,886)	(2,817)
Interest and Other, Net	(846)	344
Loss before Income Taxes	(11,732)	(2,473)
Income Tax (Benefit) Provision	(1,742)	56
Net Loss	$(9,990)	$(2,529)

Net loss per Share:
Basic and diluted loss per share	$(1.10)	$(0.28)

Average Shares Outstanding:
Basic and diluted	9,074	8,916

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	April 30, 2020	April 30, 2019
	(unaudited)	(unaudited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$14,378	$11,882
Accounts Receivable	4,392	6,362
Costs and Estimated Earnings in Excess of Billings, net	6,953	6,670
Inventories, net	22,996	23,356
Other Current Assets	2,552	3,082
Current Assets Held for Sale	-	1,347
Property, Plant & Equipment, net	11,267	13,038
Other Assets	17,910	20,832
Right-of-Use Assets – Leases	10,864	-
Non-Current Assets Held for Sale	-	202
	$91,312	$86,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease Liability - current	$1,869	$-
Current Liabilities	11,119	4,759
Current Liabilities Held for Sale	-	1,078
Other Long-term Obligations	14,608	15,592
Lease Liability – non-current	9,444	-
Non-Current Liabilities Held for Sale	-	2,253
Stockholders’ Equity	54,272	63,089
	$91,312	$86,771